Exhibit 99.3

SPIRIT FINANCE CORPORATION

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On May 31, 2006, Spirit Finance Corporation (“Spirit Finance” or the “Company”) completed the acquisition of 178 real estate properties for $815.3 million from SKO Group Holding Corp. (“SKO”), an affiliate of Sun Capital Partners, Inc.  In accordance with the terms of the stock purchase agreement dated May 9, 2006, the real estate assets were acquired by purchasing 100% of the outstanding common stock of ShopKo Stores, Inc. (“ShopKo”).  The operating assets of ShopKo remain with ShopKo Stores Operating Co., LLC (“ShopKo OpCo”) and Pamida Stores Operating Co., LLC (“Pamida OpCo”), wholly-owned subsidiaries of SKO.  Spirit Finance entered into long-term triple-net master lease agreements with ShopKo OpCo and Pamida OpCo, which will continue to manage the existing operations of the retail locations. Together, ShopKo OpCo and Pamida OpCo operate over 350 general retail locations under the ShopKo and Pamida names in both mid-sized to larger cities and small, rural communities across the Midwest, North Central, Rocky Mountain and Pacific Northwest states.

The acquisition was partially funded with long-term fixed-rate mortgage notes totaling $611.5 million jointly financed through Citigroup Global Markets Realty Corp. and Barclays Capital Real Estate Inc. and secured by the real estate acquired.  The remainder of the purchase price was funded with existing cash and borrowings available on the Company’s short-term credit facilities.  As of May 31, 2006, the real estate properties acquired from SKO represented approximately one-third of the Company’s total investment in real estate.

The following unaudited pro forma financial information is based on the historical financial statements of Spirit Finance and illustrates how the ShopKo transaction might have affected those historical financial statements if the transaction had been completed at an earlier time.  Specifically, the pro forma financial information shows the estimated impact of the acquisition of the real estate properties and the related debt incurred and includes only those adjustments which can be directly attributed to the transaction.  The unaudited pro forma condensed consolidated balance sheet of Spirit Finance as of March 31, 2006 gives effect to this acquisition as if it had occurred on March 31, 2006.  The unaudited pro forma condensed consolidated statements of operations of Spirit Finance for the year ended December 31, 2005 and the three months ended March 31, 2006 present the effect of this acquisition on continuing operations as if the transaction had occurred on January 1, 2005.

This pro forma financial information should be read in conjunction with the following financial statements and notes thereto:

•                  The historical unaudited consolidated financial statements of Spirit Finance included in the Company’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2006; and

•                  The historical consolidated financial statements of Spirit Finance included in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2005.

These unaudited pro forma financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by the Company’s management; however, they are not necessarily indicative of what the financial position or results of operations of Spirit Finance actually would have been assuming the acquisition had been consummated as of the dates indicated nor do they purport to represent the results of operations for future periods.  Further, as these unaudited pro forma financial statements include only those adjustments directly attributable to this transaction, they do not include the impact of any strategies that management may consider in order to continue to efficiently manage the Company’s operations.

Spirit Finance Corporation

Pro Forma Condensed Consolidated Balance Sheet

March 31, 2006

(Unaudited)

(dollars in thousands)

		Pro Forma
	Historical	Adjustments			Pro Forma
	Consolidated	(See Note 2)			Consolidated
Assets
Investments, at cost:
Real estate investments:
Land and improvements	$574,353	$360,017			$934,370
Buildings and improvements	965,425	462,228			1,427,653
Total real estate investments	1,539,778	822,245	(A	)	2,362,023
Less: Accumulated depreciation	(30,351)	—			(30,351)
	1,509,427	822,245			2,331,672
Loans receivable	70,229	—			70,229
Net investments	1,579,656	822,245			2,401,901
Cash and cash equivalents	156,190	(104,302)	(B	)	51,888
Lease intangibles, net	20,835	—			20,835
Deferred costs and other assets, net	23,751	975	(C	)	24,726
Total assets	$1,780,432	$718,918			$2,499,350

Liabilities and stockholders’ equity
Liabilities:
Secured credit facilities	$—	$106,600	(D	)	$106,600
Mortgages and notes payable	1,006,522	611,501	(E	)	1,618,023
Dividends payable	17,192	—			17,192
Accounts payable, accrued expenses and
other liabilities	12,917	817	(F	)	13,734
Total liabilities	1,036,631	718,918			1,755,549
Commitments and contingencies
Total stockholders’ equity	743,801	—			743,801
Total liabilities and stockholders’ equity	$1,780,432	$718,918			$2,499,350

See accompanying notes and management’s assumptions to pro forma condensed financial statements.

Spirit Finance Corporation

Pro Forma Condensed Consolidated Statement of Continuing Operations

For the Year Ended December 31, 2005

(Unaudited)

(dollars in thousands, except per share data)

		Pro Forma
	Historical	Adjustments			Pro Forma
	Consolidated	(See Note 3)			Consolidated
Revenues:
Rentals	$78,087	$75,246	(A	)	$153,333
Interest income on loans receivable	4,276	—			4,276
Other interest income	2,138	—			2,138
Total revenues	84,501	75,246			159,747

Expenses:
General and administrative	12,810	1,439	(B	)	14,249
Depreciation and amortization	19,985	15,433	(C	)	35,418
Interest	25,826	48,341	(D	)	74,167
Total expenses	58,621	65,213			123,834

Income from continuing operations	$25,880	$10,033			$35,913

Income per common share from
continuing operations:
Basic	$0.38
Diluted	$0.38

Pro forma income per common share
from continuing operations:
Basic					$0.53
Diluted					$0.53

Weighted average outstanding common
shares:
Basic	67,240,350				67,240,350
Diluted	67,462,750				67,462,750

See accompanying notes and management’s assumptions to pro forma condensed financial statements.

Spirit Finance Corporation

Pro Forma Condensed Consolidated Statement of Continuing Operations

For the Three Months Ended March 31, 2006

(Unaudited)

(dollars in thousands, except per share data)

		Pro Forma
	Historical	Adjustments			Pro Forma
	Consolidated	(See Note 3)			Consolidated
Revenues:
Rentals	$32,286	$18,812	(A	)	$51,098
Interest income on loans receivable	1,499	—			1,499
Other interest income	638	—			638
Total revenues	34,423	18,812			53,235

Expenses:
General and administrative	4,282	360	(B	)	4,642
Depreciation and amortization	8,226	3,858	(C	)	12,084
Interest	13,697	12,103	(D	)	25,800
Total expenses	26,205	16,321			42,526

Income from continuing operations	$8,218	$2,491			$10,709

Income per common share from
continuing operations:
Basic	$0.11
Diluted	$0.11

Pro forma income per common share from
continuing operations:
Basic					$0.14
Diluted					$0.14

Weighted average outstanding common
shares:
Basic	76,413,164				76,413,164
Diluted	76,742,960				76,742,960

See accompanying notes and management’s assumptions to pro forma condensed financial statements.

SPIRIT FINANCE CORPORATION

NOTES AND MANAGEMENT’S ASSUMPTIONS TO PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.              Basis of Pro Forma Presentation

Spirit Finance Corporation is a Maryland corporation formed on August 14, 2003 as a self-managed and self-advised real estate investment trust under the Internal Revenue Code.  The historical consolidated financial statements of Spirit Finance include the accounts of the Company and its wholly-owned subsidiaries.

On May 31, 2006, in accordance with the terms of a stock purchase agreement dated May 9, 2006, Spirit Finance acquired 178 real estate assets of ShopKo Stores, Inc. for an aggregate purchase price of $815.3 million.  The assets were acquired from SKO Group Holding Corp., an affiliate of Sun Capital Partners, Inc., and include 112 ShopKo properties and 66 Pamida properties.  The operating assets of ShopKo and Pamida remain with ShopKo Stores Operating Co., LLC and Pamida Stores Operating Co., LLC, wholly-owned subsidiaries of SKO.  The acquired properties are leased to ShopKo OpCo and Pamida OpCo under two separate long-term triple-net master lease agreements.  The master lease agreements have an initial term of 20 years for the ShopKo properties and 15 years for the Pamida properties. ShopKo OpCo and Pamida OpCo have the option to extend their respective master lease agreements for two additional ten-year periods for any or all of the property locations covered by the master leases at their discretion.  The master lease agreements provide for rent escalations every three years based on future changes in the Consumer Price Index, with a maximum increase of 6% every three years.  Since the amount of any future rent increase is not known at this time, the pro forma financial statements exclude any impact of future rent increases.

Spirit Finance acquired the real estate assets by purchasing 100% of the outstanding common stock of ShopKo.  The acquisition was partially funded with an aggregate of $611.5 million in long-term fixed-rate mortgage notes jointly financed through Citigroup Global Markets Realty Corp. and Barclays Capital Real Estate Inc. and secured by the real estate acquired.  The remainder of the purchase price was funded with existing cash and borrowings available on the Company’s short-term credit facilities.

2.              Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A)

The increase in “Total real estate investments” represents the purchase price of the 178 real estate properties acquired, including related acquisition and closing costs, as follows (dollars in thousands):

Amount
Purchase price	$815,335
Acquisition and closing costs	6,910
Total	$822,245

(B)	The decrease in “Cash and cash equivalents” represents the amount of net cash used at the time of purchase to partially fund the acquisition.

(C)	The increase in “Deferred costs and other assets, net” represents the amount of deferred financing costs related to the issuance of the fixed-rate mortgage notes payable.

(D)

The increase in “Secured credit facilities” represents the amount of borrowings made on the Company’s variable-rate secured credit facilities with Citigroup Global Markets Realty Corp. and Credit Suisse to partially fund the acquisition.

(E)

The increase in “Mortgages and notes payable” represents the aggregate amount of long-term fixed-rate mortgage notes payable provided jointly by Citigroup Global Markets Realty Corp. and Barclays Capital Real Estate Inc. used to partially fund the acquisition.

(F)

The increase in “Accounts payable, accrued expenses and other liabilities” represents the net lease origination fees received on this transaction, which are deferred and amortized to revenue over the term of the leases.

3.              Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Continuing Operations

(A)

The increase in “Rental” revenues represents the lease payments to be received from ShopKo OpCo and Pamida OpCo, calculated on a pro forma basis in accordance with the initial rent provisions in the leases assuming the leases were entered into on January 1, 2005, and includes the revenue representing the amortization of the net lease origination fees. The leases provide for rent escalations every three years based on future changes in the Consumer Price Index, with a maximum increase of 6% every three years. Since the amount of any future rent increase is not known at this time, the pro forma adjustment to “Rental” revenues excludes any impact of future rent increases.

(B)

The increase in “General and administrative” expense represents the estimated additional property costs and portfolio servicing fees directly attributable to the addition of the 178 properties, assuming the acquisition occurred on January 1, 2005. Additional general and administrative expenses that are directly attributable to this transaction, approximating $650,000, are not included in the pro forma condensed consolidated statements of operations as they are nonrecurring and are expected to be included in the Company’s actual results of operations during the second quarter of 2006.

(C)

The increase in “Depreciation and amortization” expense represents the depreciation of the acquired real estate properties based on their allocated purchase price using the straight-line method over an estimated useful life of 20 years for land improvements and 40 years for buildings and improvements assuming the properties had been acquired on January 1, 2005.

(D)

The increase in “Interest” expense represents the estimated interest expense on both the long-term fixed-rate mortgage notes payable and the short-term variable-rate borrowings on the Company’s secured credit facilities as well as the amortization of the related deferred financing costs, assuming the debt had been incurred on January 1, 2005 as summarized below (dollars in thousands):

	Year Ended	Three Months
	December 31,	Ended March 31,
	2005	2006
Interest expense on long-term fixed-rate mortgage notes (1)	$40,659	$10,182
Interest expense on short-term variable-rate borrowings (2)	7,579	1,895
Amortization of deferred financing costs (3)	103	26
Total interest expense	$48,341	$12,103

(1)

The mortgage notes payable totaling $611.5 million bear interest at a fixed-rate of 6.5875% and require monthly principal and interest payments based on an amortization period of 30 years, with balloon payments totaling approximately $528 million due in ten years.

(2)

The interest expense on the aggregate borrowings of $106.6 million under the secured credit facilities was estimated using the one-month London Interbank Offered Rate (LIBOR) on the date of acquisition of 5.11% plus 2.0%. If the assumed one-month LIBOR rate increased (decreased) by one-eighth of one percent, the pro forma interest expense would increase (decrease) by $139,000 and $34,000 for the year ended December 31, 2005 and the three months ended March 31, 2006, respectively.

(3)

The financing costs related to the establishment of the long-term mortgage notes payable are deferred and amortized to interest expense using the effective interest method over the ten year term of the notes.